UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                               -------------------

                                 Schedule 14D-9
                      Solicitation/Recommendation Statement
                          under Section 14(d)(4) of the
                         Securities Exchange Act of 1934

                            P&O Princess Cruises plc
             ------------------------------------------------------
                            (Name of Subject Company)

                            P&O Princess Cruises plc
             ------------------------------------------------------
                       (Name of Persons Filing Statement)

                        Ordinary Shares of 50 Cents Each,
       American Depositary Shares (each representing four Ordinary Shares)
       -------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G7214F106
                                (Ordinary Shares)
                                    693070104
                          (American Depositary Shares)
             ------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                               Peter G. Ratcliffe
                             Chief Executive Officer
                            P&O Princess Cruises plc
                              77 New Oxford Street
                                 London WC1A 1PP
                         Telephone: 011-44-20-7805-1205

                     (Name, Address and Telephone Number of
             Person Authorized to Receive Notice and Communications
                    On Behalf of the Person Filing Statement)

                                 With a Copy To:

                               Duncan C. McCurrach
                             Sullivan & Cromwell LLP
                                125 Broad Street
                          New York, New York 10004-2498
                            Telephone: (212) 558-4066

                                  INTRODUCTION

         This Solicitation/Recommendation Statement on Schedule 14D-9 (this "Schedule 14D-9") relates to the partial share offer (the "Partial Share Offer") by Carnival Corporation, a corporation organized under the laws of the Republic of Panama ("Carnival") to exchange 0.3004 shares of common stock of Carnival, par value $0.01 per share (the "Carnival Shares"), for each ordinary share of P&O Princess Cruises plc, a public limited company organized under the laws of England and Wales (the "Company"), of $0.50 each in the capital of the Company (the "Ordinary Shares"), and 1.2016 Carnival Shares for each American Depositary Share of the Company, each of which represents four underlying Ordinary Shares (the "ADSs"), up to an aggregate maximum of 20 per cent. of the Company's issued share capital pursuant to a Schedule TO filed by Carnival with the Securities and Exchange Commission (the "SEC") on January 10, 2003, and as amended by Amendment No. 1 on February 24, 2003 and by Amendment No. 2 on March 14, 2003 (as so amended, the "Schedule TO").

ITEM 1.  SUBJECT COMPANY INFORMATION.

         Name and Address. The name of the subject company is P&O Princess Cruises plc, a public limited company organized under the laws of England and Wales. The address of the registered executive office of the Company is 77 New Oxford Street, London WC1A 1PP, United Kingdom.

         Securities. The class of equity securities to which this Statement relates is the Ordinary Shares of the Company, including those represented by the ADSs. As of the close of business on March 10, 2003, there were 693,605,328 Ordinary Shares allotted and issued.

ITEM 2.  IDENTITY AND BACKGROUND OF FILING PERSON.

         Name and Address. The name and business address of the Company, which is the person filing this statement, are set forth in Item I above.

         Tender Offer. Reference is made to the information set forth under Part I, Section C ("Summary of the Terms of the Partial Share Offer"), Part VI ("The Partial Share Offer"), Appendix I ("Conditions and Further Terms of the Partial Share Offer") and Part IV ("Information on Carnival") of the Company's and Carnival's Registration Statement on Form S-4/F-4 (Reg. No. 333-102443), filed with the SEC on January 10, 2003, and as amended by Amendment No. 1 on February 25, 2003 and by Amendment No. 2 on March 14, 2003 (as so amended, the "Registration Statement"), filed as Exhibit (a)(1)(A) hereto and incorporated herein in response to this Item 2 by reference.

ITEM 3.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

         Conflicts of Interest. Reference is made to the information set forth under Section 8, Paragraph 4 ("Shareholdings and Dealings"), Paragraph 7 ("Material Contracts"), Paragraph 8 ("Directors' Service Contracts") and Paragraph 15 ("Miscellaneous") of the Company's Circular to Shareholders and Notice of Extraordinary General Meeting dated March 17, 2003 (the "Circular") filed with the SEC on a Form 6-K dated March 14, 2003, filed as Exhibit
(a)(1)(B) hereto and incorporated herein in response to this Item 3 by reference and Appendix IV, Section 4 ("Related Party Transactions") of the Registration Statement filed as Exhibit (a)(1)(A) hereto and incorporated herein in response to this Item 3 by reference.

ITEM 4.  THE SOLICITATION OR RECOMMENDATION.

         Reference is made to the information set forth in the Letter from the Chairman of the Company (the "Chairman Letter"), dated March 17, 2003, contained in the Circular under the caption "Partial Share Offer", filed as Exhibit
(a)(1)(B) hereto and incorporated herein in response to this Item 4 by reference.

ITEM 5.  PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

         The Company has not employed, retained or compensated any person to make solicitations or recommendations on its behalf to security holders with respect to the Partial Share Offer.

ITEM 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         Reference is made to the information set forth under Section 8, Paragraph 4 ("Shareholdings and Dealings") of the Circular, filed as Exhibit
(a)(1)(B) hereto and incorporated herein in response to this Item 6 by reference.

ITEM 7.  PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

         Reference is made to the information set forth under Appendix II, Part A ("Background to the DLC Transaction and Partial Share Offer") of the Registration Statement, filed as Exhibit (a)(1)(A) hereto and incorporated herein in response to this Item 7 by reference, and the entirety of the Circular, filed as Exhibit (a)(1)(B) hereto and incorporated herein in response to this Item 7 by reference.

ITEM 8.  ADDITIONAL INFORMATION.

         None.

ITEM 9.  EXHIBITS.

Exhibit No.         Description

(a)(1)(A)           Registration Statement on Form S-4/F-4 (Reg. No.
                    333-102443) filed by P&O Princess Cruises plc and Carnival Corporation with the SEC on January 10,
                    2003, and as amended by Amendment No. 1 on February
                    25, 2003 and by Amendment No. 2 on March 14, 2003 (as so amended, the "Registration Statement") and incorporated herein by reference.

(a)(1)(B) P&O Princess Cruises plc Circular to Shareholders and Notice of Extraordinary General Meeting, dated March 17, 2003 (the "Circular") filed with the SEC on Form 6-K on March 14, 2003 and incorporated herein by reference.

(a)(1)(C) Offer to Purchase, dated March 14, 2003 (incorporated by reference to the Registration Statement)

(a)(1)(D) Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 of the Registration Statement).

(a)(1)(E) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated by reference to Exhibit 99.2 of the Registration Statement).

(a)(1)(F) Form of Letter to Clients (incorporated by reference to Exhibit 99.3 of the Registration Statement).

(a)(1)(G) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.4 of the Registration Statement).

(a)(1)(H) Summary Advertisement as published in the Wall Street Journal on March 17, 2003 (incorporated by reference to
                    Exhibit 99.6 of the Registration Statement).

(a)(2) Letter from the Chairman of the Company dated March 17, 2003 (incorporated by reference to the Circular).

(e)                 Portions of Communications containing relevant disclosure:
                    Section 8, Paragraph 4 ("Shareholdings and Dealings"), Paragraph 7 ("Material Contracts"), Paragraph 8 ("Directors' Service Contracts") and Paragraph 15 ("Miscellaneous") (incorporated by reference to the Circular), and Appendix IV, Section 4 ("Related Party Transactions") (incorporated by reference to the Registration Statement).

(g)                 Not applicable.






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

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               P&O PRINCESS CRUISES PLC



                                               By:    /s/ Nick Luff
                                                  ------------------------------
                                                  Name:  Nick Luff
                                                  Title: Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.         Description

(a)(1)(A)           Registration Statement on Form S-4/F-4 (Reg. No.
                    333-102443) filed by P&O Princess Cruises plc and Carnival Corporation with the SEC on January 10,
                    2003, and as amended by Amendment No. 1 on February
                    25, 2003 and by Amendment No. 2 on March 14, 2003 (as so amended, the "Registration Statement") and incorporated herein by reference.

(a)(1)(B) P&O Princess Cruises plc Circular to Shareholders and Notice of Extraordinary General Meeting, dated March 17, 2003 (the "Circular") filed with the SEC on Form 6-K on March 14, 2003 and incorporated herein by reference.

(a)(1)(C) Offer to Purchase, dated March 14, 2003 (incorporated by reference to the Registration Statement)

(a)(1)(D) Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 of the Registration Statement).

(a)(1)(E) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated by reference to Exhibit 99.2 of the Registration Statement).

(a)(1)(F) Form of Letter to Clients (incorporated by reference to Exhibit 99.3 of the Registration Statement).

(a)(1)(G) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.4 of the Registration Statement).

(a)(1)(H) Summary Advertisement as published in the Wall Street Journal on March 17, 2003 (incorporated by reference to
                    Exhibit 99.6 of the Registration Statement).

(a)(2) Letter from the Chairman of the Company dated March 17, 2003 (incorporated by reference to the Circular).

(e)                 Portions of Communications containing relevant disclosure:
                    Section 8, Paragraph 4 ("Shareholdings and Dealings"), Paragraph 7 ("Material Contracts"), Paragraph 8 ("Directors' Service Contracts") and Paragraph 15 ("Miscellaneous") (incorporated by reference to the Circular), and Appendix IV, Section 4 ("Related Party Transactions") (incorporated by reference to the Registration Statement).

(g)                 Not applicable.






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